Exhibit 10.13

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Third Supplemental Indenture”), dated as of June 7, 2019, between The Neiman Marcus Group LLC, a Delaware corporation (the “Company”), and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee previously have entered into an indenture, dated as of May 27, 1998 (the “Base Indenture”), providing for the issuance of the Company’s 7.125% Senior Debentures due 2028 (the “2028 Debentures”) (the Base Indenture together with the terms of the 2028 Debentures as established as contemplated by Section 301 thereof, the First Supplemental Indenture thereto and the Second Supplemental Indenture thereto is referred to herein as the “Original Indenture” and the Original Indenture as it may from time to time be supplemented or amended, including by this Third Supplemental Indenture, is referred to herein as the “Indenture”);

WHEREAS, Neiman Marcus Group LTD LLC, a Delaware corporation (the “Parent Guarantor”), has guaranteed the 2028 Debentures pursuant to the First Supplemental Indenture to the Indenture;

WHEREAS, Section 902 of the Base Indenture permits the Company, when authorized by a Board Resolution, and the Trustee to enter into one or more indentures supplemental to the Indenture with the consent of a majority of holders of any securities issued thereunder;

WHEREAS, the 2028 Debentures are a series of Securities authenticated and delivered under the Indenture, and for purposes of this Third Supplemental Indenture, all references to “Securities” shall be deemed to refer to the 2028 Debentures;

WHEREAS,  the holder of a majority of the aggregate principal amount of the outstanding 2028 Debentures on the date hereof (together with certain of its affiliated investment funds or assignees, the “Majority Holder”) has consented to amend the Indenture and waive any existing defaults or events of defaults and has directed the Trustee to execute this Third Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee join in the execution of this Third Supplemental Indenture; and

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the parties and a valid supplement to the Indenture have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree:

ARTICLE ONE

DEFINITIONS

SECTION 1.01              Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as supplemented and amended hereby. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this Third Supplemental Indenture.

ARTICLE TWO

AMENDMENTS

SECTION 2.01              Amended and Restated Provisions to the Indenture. The following amendment to the Indenture is hereby made:

(1)         All section references in the Base Indenture are hereby amended to remove any and all periods, such that Section 1.01 shall be amended as Section 101, Section 1.02 shall be amended as Section 102 and so on and so forth.

(2)         All sections in the Base Indenture shall be renumbered in the following format in order to correspond with the number assigned to such section in the Table of Contents in Base Indenture: Section 101, 102, 103 and so on and so forth.

(3)         Section 704 of the Base Indenture is deleted in its entirety, and replaced with the following:

Section 704                                Reports by Company.

(a)                                 Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act of 1934, the Company will provide to the Holders and the Trustee the following reports:

(i)              within 90 days after the end of each fiscal year (or such longer period as would be provided by the Commission if the Company were then subject to Commission reporting requirements as a non-accelerated filer), an annual report containing:

(A)              audited annual financial statements of the Company and a report thereon from the Company’s independent accounting firm; and

(B)                                                 a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section similar in scope to the information required under such caption by Form 10-K of the Exchange Act of 1934;

(ii)                                              within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as would be permitted by the

Commission if the Company were then subject to Commission reporting requirements as a non-accelerated filer), quarterly reports containing:

(A)              unaudited quarterly financial statements of the Company for the fiscal quarter most recently ended and the corresponding fiscal quarter of the prior fiscal year; and

(B)                                                 a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar in scope to the information required under such caption by Form 10-Q of the Exchange Act of 1934 and, in the case of the second and third fiscal quarters, the period from the beginning of such fiscal year to the end of such fiscal quarter.

(iii)                                           within the time period specified for filing current reports on Form 8-K by the Commission, all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports for any of the following events: (A) significant acquisitions or dispositions, (B) the bankruptcy of the Company or a Significant Subsidiary, (C) the acceleration of any Indebtedness of the Company or any Restricted Subsidiary having a principal amount in excess of $50.0 million, (D) a change in the Company’s certifying independent auditor, (E) the appointment or departure of the Chief Executive Officer or Chief Financial Officer (or persons fulfilling similar duties) of the Company, (F) non-reliance on previously issued financial statements and (G) change of control transactions.

(b)                                 For the avoidance of doubt, notwithstanding the foregoing, (i) the Company will not be required to furnish any information, certificates or reports required by (A) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (B) Regulation G or Item 10(e) of Regulation S-K promulgated by the Commission with respect to any non-generally accepted accounting principles financial measures contained therein, (ii) the reports referred to above will not be required to contain the separate financial statements or other information contemplated by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X and (iii) the reports referred to above will not be required to present compensation or beneficial ownership information.

(c)                                  At any time that the Company (and any applicable Parent Entity) is not subject to the reporting requirements of Section 13 and 15(d) of the Exchange Act of 1934, in lieu of filing such reports with the Commission, the Company may make available such information electronically (including by posting to a non-public, password-protected website maintained by the Company or a third party) to any Holder, any bona fide prospective investor of the Securities, any bona fide market maker (or person who intends to be a market maker) in the Securities or any bona fide securities analyst, in each case, who provides to the Company its email address, employer name and other information reasonably requested by the Company. Any Person who requests such financial information from the Company or seeks to participate in any conference call required by this covenant will be required to represent to and agree with the Company (and by accepting such financial information, such Person will be deemed to have represented to and agreed with the Company) to the Company’s good faith satisfaction that:

(i)              it is a Holder, a bona fide prospective investor in the Securities, a bona fide market maker (or intended market maker) with respect to the Securities or a bona fide securities analyst, as applicable;

(ii)                                              if it is a prospective purchaser of the Securities, it is (a) a Qualified Institutional Buyer (as defined in Rule 144A of the Securities Act of 1933, as amended), or (b) a non U.S. Person (as defined in Regulation S under the Securities Act of 1933), or (c) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act;

(iii)                                           it will not use the information in violation of applicable securities laws or regulations;

(iv)                                          it will not communicate the information to any Person and will keep the information confidential;

(v)                                             it will use such information only in connection with evaluating an investment in the Securities (or, if it is a bona fide market maker or intended market maker, only in connection with making a market in the Securities or, if it is a bona fide securities analyst, for preparing analysis for Holders and prospective purchasers of the Securities that otherwise have access to the financial information in compliance with this covenant); and

(vi)                                          it (A) will not use such information in any manner intended to compete with the business of the Company and (B) is not a Person (which includes such Person’s Affiliates, other than the Affiliates of a bona fide securities research analyst with whom such research analyst does not share such information) that (1) is principally engaged in a Similar Business or (2) derives a significant portion of its revenues from operating or owning a business substantially Similar Business.

(d)                                 To the extent not satisfied by the foregoing, for so long as any Securities are outstanding (unless satisfied and discharged or defeased), the Company will furnish to Holders and prospective purchasers of the Securities, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 (or any successor provision).

(e)                                  Notwithstanding the foregoing, the financial statements, information, auditors’ reports and other documents required to be provided as described above, may be, rather than those of the Company, those of any Parent Entity so long as that Parent Entity is a guarantor of the Securities; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Entity, on one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

(f)                                   The Company will be deemed to have satisfied the reporting requirements pursuant to Section 704(a) if (i) at any time that the Company or any Parent Entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or is a voluntary filer, the Company or any Parent Entity has filed such reports containing such information (including the information required pursuant to the first sentence of Section 704(e), which, for the avoidance of doubt, need not be filed with the Commission via EDGAR to the extent it is otherwise provided to Holders in accordance with this Section 704) with the Commission via the EDGAR (or successor) filing system or (ii) at any time that the Company or any Parent Entity does not file such reports with the Commission via the EDGAR (or a successor) filing system, the Company or any Parent Entity makes such reports available electronically (including by posting to a non-public, password-protected website as provided above) pursuant to this Section 704.

(g)                                  Promptly after the date the annual and quarterly financial information for the prior fiscal period have been furnished pursuant to Section 704(a)(i) or Section 704(a)(ii), the Company will hold a quarterly conference call to review the most recent financial results. Prior to the date such conference call is to be held, the Company will post to its website or a non-public, password- protected website maintained by the Company or a third party an announcement of such quarterly conference call for the benefit of the Trustee, the Holders, beneficial owners of the Securities, prospective purchasers of the Securities, securities analysts and market making financial institutions, which announcement will contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information will be provided in such notice) to obtain information on how to access such quarterly conference call; provided that any Person who attends such conference call with the Company will be required to represent to and agree with the Company (and by attending such conference call, such person will be deemed to have represented and agreed with the Company) to clauses (i) through (vi) of Section 704(c).

(h)                                 If the Company has designated any of its Subsidiaries to be Unrestricted Subsidiaries, then the annual and quarterly financial information required by Section 704(a) will also include a reasonably detailed presentation, as determined in good faith by senior management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(4)         Section 507 of the Base Indenture is deleted in its entirety, and replaced with the following:

Section 507                                Limitation on Suits.  Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no Holder may pursue any remedy with respect to this Indenture or the Securities unless:

(a)                                 such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)                                 Holders of at least 25.0% in principal amount of the Outstanding Securities have requested in writing the Trustee to pursue the remedy in its own name as Trustee hereunder;

(c)                                  such Holders have offered the Trustee security or indemnity reasonably satisfactory to it in respect of any loss, liability or expense to be incurred in compliance with such request;

(d)                                 the Trustee has not complied with such request within 60 days after the receipt of such notice, request and offer of security or indemnity or the Trustee has indicated in writing to such Holders that it will not comply with such request within such 60-days period; and

(e)                                  if the direction is given by Holders of less than 50% in principal amount, the Holders of a majority in principal amount of the Outstanding Securities have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 2.02              Amended Provisions. The Indenture is hereby amended to:

(1)         In Section 1006, delete subsection (15) thereof in its entirety and replace it with the following: “any Lien not permitted by clauses (1) through (14) above or clause (16) below securing debt which, together with (i) the aggregate outstanding principal amount of all other debt of the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions, (ii) the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the restrictions of Section 1007 but for this clause (15), and (iii) the aggregate fair value, as determined by the Company, of the Call Right Collateral, does not at any time exceed 15% of Consolidated Net Assets.”

(2)         In Section 1006, insert the following new subsection (16) after subsection (15): “(16)     Liens on (a) the Notes PropCo Assets that are not Non-Mortgageable Leases and (b) to the extent not dissolved in accordance with the definition of “Notes PropCo”, the Notes PropCo Equity Interests ((a) and (b), the “Call Right Collateral”); provided that the Securities shall be secured by third priority liens thereon which shall be pari passu with the third priority liens of the Extended Term Loans on such Call Right Collateral; provided, that, if there is a Call Right Cap Recovery, then solely thereafter, the Securities will be secured by second priority liens on such Call Right Collateral which liens shall be junior only to the liens of the Extended Term Loans on such Call Right Collateral but senior to the liens of the New Second Lien Notes and the New Third Lien Notes on such Call Right Collateral, except that following the Discharge of the First Lien Obligations, the Securities shall be secured as set forth in Section 2.3(b) of the Junior Lien Intercreditor Agreement (as in effect on the date hereof).

(3)         At the end of Section 1006, insert the following:

“Notwithstanding anything set forth above, none of the exceptions in clauses (1) through (16) above shall apply to Liens granted in accordance with the first paragraph of this Section 1006 with respect to any Principal Properties set forth on Exhibit A, Exhibit B or Exhibit C to this Third Supplemental Indenture to the extent such Principal Properties are not Non-Mortgageable Leases) other than (i) clause (16) with respect to the Call Right Collateral and (ii) clause (15) with respect to Principal Properties that no longer constitute collateral securing any of the indebtedness subject to the Junior Lien Intercreditor Agreement (whether or not such indebtedness is outstanding as of the date hereof).

Further, for the avoidance of doubt, Section 1006 shall not apply to, and shall not limit in any way, the liens granted in favor of the New Second Lien Notes (or the other Second Lien Obligations (as defined in the Junior Lien Intercreditor Agreement)) or the New Third Lien Notes (or the other Third Lien Obligations (as defined in the Junior Lien Intercreditor Agreement)) with respect to the Other Second Lien Collateral or Other Third Lien Collateral.

SECTION 2.03              Additional Provisions. The Indenture is hereby amended to insert the following sections:

(1)         Section 1010.  Principal Properties.  Notwithstanding anything else in this Indenture to the contrary, for so long as any Securities are outstanding, the Company shall not designate as non-Principal Properties any real estate properties owned or leased by the Company and/or its Subsidiaries as of April 5, 2019, including all of the owned real estate properties and real estate leases (whether operating leases, ground leases, or otherwise), set forth on Exhibit A, Exhibit B and Exhibit C to this Third Supplemental Indenture, all of which shall be deemed “Principal Properties”.

(2)         Section 1110.  Turnover Provisions.

(a)                                 Subject to the occurrence of the Third Supplemental Effective Date, in the event that any Releasing Party receives any funds, property, or value on account of any Claims, Causes of Action, or litigation against NMG or the MT Entities (or any direct or indirect parent company of such entities) arising from the MyTheresa Designation or the MyTheresa Distribution (collectively, the “Specified Claims”), such Releasing Party shall promptly turn over and assign any such funds, property, or value (including any Equity Securities in any of the MT Entities or proceeds of such Equity Securities, or any increased recoveries resulting therefrom) to, at the election of the Company, NMG or the applicable MT Entity. NMG or the applicable MyTheresa

Entity shall distribute any such recoveries turned over or assigned to it in accordance with the applicable Definitive Documents. Notwithstanding anything to the contrary in this Indenture (but subject to Section 1110(b), the Company shall be entitled to enforce this Section 1110(a) on behalf of NMG or any MyTheresa Entity. The Releasing Parties will be bound by this Section 1110 notwithstanding the nature of any Claim, Cause of Action, or litigation relating to the Recapitalization Transactions or any judgment or order entered on any such Claim, Cause of Action or litigation.

(b)                                 Notwithstanding anything to the contrary in this Indenture, (i) Section 1110(a) shall only apply to the Releasing Parties in their capacities as holders of the 2028 Debentures and shall not, for the avoidance of doubt, apply to any Releasing Party in its capacity as a provider of debtor in possession or any similar financing and (ii) to the extent a Releasing Party receives consideration on account of a Claim secured by assets or property of any Company Party or its subsidiaries (other than, for the avoidance of doubt, the Specified Claims or any such assets or property contributed to or otherwise obtained by any Company Party or its subsidiaries on account of the Specified Claims), such consideration will not be subject to Section 1110(a).

(c)                                  For purposes of this Section 1110, the following terms shall have the following meanings:

“Company Releasing Parties” means each of the Company Parties and, to the maximum extent permitted by law, each of the Company Parties on behalf of its Related Parties.

“Consenting Stakeholders” means (i) the Sponsors and (ii) holders of, nominees investment managers, advisors or subadvisors to funds and/or accounts, or trustees of trusts, that hold (a) outstanding claims under the Existing Credit Agreement (as defined in the Extended Term Loan Credit Agreement), (b) certain of the Cash Pay Notes, (c) certain of the PIK Toggle Notes, or (d) the 2028 Debentures, in each case, that have executed and delivered counterpart signature pages to the TSA, or signature pages to a joinder substantially in the form attached as Exhibit B to the TSA or a transfer agreement substantially in the form attached as Exhibit C to the TSA (as applicable) to counsel to the Company Parties.

“Consenting Stakeholder Releasing Parties” means each of the Consenting Stakeholders that holds 2028 Debentures and, to the maximum extent permitted by law, each of such Consenting Stakeholders on behalf of its Related Parties.

“Equity Securities” means, collectively, the shares (or any class of shares), common stock, capital stock, treasury stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests, and options, warrants, rights, or other securities or agreements to acquire, purchase, or subscribe for, or which are convertible into the shares (or any class of shares) of, common stock, capital stock, treasury stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests (in each case whether or not arising under or in connection with any employment agreement or whether or not vested).

“MT Entities” means, collectively, (i) Mariposa Luxembourg I S.à r.l. (Luxembourg), (ii) Mariposa Luxembourg II S.à r.l. (Luxembourg), (iii) NMG Germany GmbH, (iv) mytheresa.com GmbH (Germany), (v) mytheresa.com Service GmbH (Germany), (vi) Theresa Warenvertrieb GmbH (Germany), (vii) New MYT Dutch HoldCo (Netherlands) and (viii) the Subsidiaries of any of the foregoing described in clauses (i) through (vii).

“MyTheresa Designation” means, collectively, all designations by any Company Party or any of their Related Parties prior to the Third Supplemental Effective Date of any of the MT Entities as “unrestricted” subsidiaries under the Indenture, the Extended Term Loan Credit Agreement, or the ABL Credit Agreement, and all acts or omissions taken by any Company Party or any of its Related Parties in structuring, implementing, or effectuating the foregoing designations.

“MyTheresa Distribution” means, collectively, all distributions or dividends by any Company Party (including but not limited to NMG International LLC, a Delaware limited liability company) prior to the Third Supplemental Effective Date to or for the benefit of any other Company Parties of (1) any Equity Securities in the MT Entities, (2) any indebtedness owed by the MT Entities to any Company Party (including but not limited to NMG International LLC), and (3) any and all other Claims or Equity Securities of any Company Party (including but not limited to NMG International LLC) in the MT Entities, and all acts or omissions of any Company Party or any of its Related Parties in structuring, implementing, or effectuating the distributions or dividends described in clauses (1)—(3).

“Related Parties” means, with respect to any Entity, such Entity’s predecessors, successors, assigns, and present and former Affiliates (whether by operation of law or otherwise) and Subsidiaries, and each of their respective managed accounts or funds or investment vehicles, and each of their respective current and former equity holders, officers, directors, managers principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, in each case acting in such capacity.

“Releasing Party” means collectively (a) each of the Company Releasing Parties and (b) each Consenting Stakeholder Releasing Party.

“Sponsors” means each of Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., the CPP Investment Board USRE Inc., on behalf of itself and each of its Affiliates that directly or indirectly hold equity interests in the Company Parties.

(3)         Section 1111.  Other Documents.  Each Holder, by its acceptance of the Notes, consents and agrees to, and therefore the Trustee shall execute the following documents on the Third Supplemental Effective Date: (a) that certain subordination agreement, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Extended Term Loan PropCo Subordination Agreement”), by and among the Collateral Agent, the representative for the New Second Lien Notes, the representative for the New Third Lien Notes, the Trustee, Extended Term Loan PropCo and any other parties party thereto and (b) that certain subordination agreement, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Notes PropCo Subordination Agreement”, together with the Extended Term Loan PropCo Subordination Agreement, the “Subordination Agreements”), by and among the Collateral Agent, the representative for the New Second Lien Notes, the representative for the New Third Lien Notes, the Trustee, Notes PropCo and any other parties party thereto.  The Company, Parent Guarantor and the Holders, by their acceptance of the Notes, and therefore the Trustee (on behalf of the Holders), hereby acknowledge that that certain Amended and Restated Term Loan Guarantee and Collateral Agreement (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), dated as of the date hereof, among the Company, the affiliates of the Company party thereto, and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent (the “Collateral Agent”) has been executed by Credit Suisse AG, Cayman Islands Branch, as agent for the “Secured Parties” thereunder, that the Holders constitute “Secured Parties” thereunder,  and that such Guarantee and Collateral Agreement and the other Security Documents (as defined in the Credit Agreement (as defined in the Guarantee and Collateral Agreement) are, or, as applicable, will be effective to grant the liens securing the Securities provided for herein and with the priority provided for herein and therein and subject to (a) that certain ABL/Term Loan/Notes Intercreditor Agreement, dated as of the date hereof (the “ABL/Term Loan/Notes Intercreditor Agreement”), by and among the Collateral Agent, Deutsche Bank AG New York Branch, as administrative agent and collateral agent under the ABL Credit Agreement, the collateral agent for the New Second Lien Notes, the collateral agent for the New Third Lien Notes and any other parties party thereto and (b) that certain Junior Lien Intercreditor Agreement, dated as of the date hereof (the “Junior Lien Intercreditor Agreement”), by and among the Collateral Agent, the collateral agent for the New Second Lien Notes, the collateral agent for the New Third Lien Notes and any other parties party thereto. For the avoidance of doubt, nothing in the Junior Lien Intercreditor Agreement, the ABL/Term Loan/Notes Intercreditor Agreement, or the Guarantee and Collateral Agreement (other than the provisions therein providing for the payment and lien priorities contemplated herein on the date hereof and any other provisions expressly consented to by the Trustee hereafter at the direction of the Holders) shall prejudice or limit any rights or interests of any Holder or the Trustee provided for under this Indenture or the Securities.

SECTION 2.04              Additional Exhibits. The Indenture is hereby amended to insert (1) Exhibit A attached as Annex 1 to this Third Supplemental Indenture, (2) Exhibit B attached as Annex 2 to this Third Supplemental Indenture and (3) Exhibit C attached as Annex 3 to this Third Supplemental Indenture.

SECTION 2.05              Waiver of Defaults and Events of Default.  Pursuant to Section 513 of the Indenture, the Majority Holder hereby waives, and the Trustee is hereby directed to waive,

effective as of the Effective Date, any default or Event of Default or alleged default or Event of Default, if any, that arose in connection with or is alleged to have arisen as a result of, the Recapitalization Transactions, including the issuance or distribution of securities in connection therewith.  As a result of the foregoing, any such default or Events of Default, if any, shall cease to exist, and shall be deemed to have been cured, for every purpose of the Indenture.

ARTICLE THREE

SECTION 3.01                                      The Guarantee. Each PropCo Guarantor hereby irrevocably and unconditionally guarantees (subject to the proviso to the definition of “Notes PropCo”) (together, the “PropCo Guarantee”), as primary obligor and not merely as surety, the 2028 Debentures and obligations of the Company under the Indenture and the 2028 Debentures, and guarantees to each Holder of a 2028 Debenture authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that: (1) the principal of (and premium, if any) and interest on the 2028 Debentures shall be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Law”)) together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any 2028 Debentures or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  For the avoidance of doubt, the priority of payment relating to the PropCo Guarantees between the Securities and other lenders and/or noteholders is set forth in the Subordination Agreements and herein.

(a)                                 Each PropCo Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the 2028 Debentures or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such PropCo Guarantor.

(b)                                 Each PropCo Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the PropCo Guarantee shall not be discharged as to any 2028 Debenture except by complete performance of the obligations contained in such 2028 Debenture, the Indenture and the PropCo Guarantee. Each PropCo Guarantor acknowledges that the PropCo Guarantee is a guarantee of payment, performance and compliance when due and not of collection. Each PropCo Guarantor hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such 2028 Debenture, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such 2028 Debenture, subject to the terms and conditions set forth in the Indenture, directly against such PropCo Guarantor to enforce the PropCo Guarantee without first proceeding against the Company.

Each PropCo Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the Maturity of the 2028 Debentures, to collect interest on the 2028 Debentures, or to enforce or exercise any other right or remedy with respect to the 2028 Debentures, such PropCo Guarantor shall pay to the Trustee for the account of the Holder, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(c)                                  If any Holder or the Trustee is required by any court or otherwise to return to the Company or a PropCo Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or a PropCo Guarantor, any amount paid by any of them to the Trustee or such Holder, the PropCo Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each PropCo Guarantor further agrees that, as between such PropCo Guarantor, on one hand, and the Holders and the Trustee on the other hand, (1) subject to the provisions of the PropCo Guarantee, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five of the Base Indenture for the purposes of the PropCo Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in Article Five of the Base Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by such PropCo Guarantor for the purpose of the PropCo Guarantee.

(d)                                 The PropCo Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the 2028 Debentures are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the 2028 Debentures, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the 2028 Debentures shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 3.02                                      Severability. In case any provision of the PropCo Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

SECTION 3.03                                      Subrogation. Each PropCo Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by such PropCo Guarantor pursuant to the provisions of Section 3.01 of this Third Supplemental Indenture; provided, however, that, if a default or Event of Default has occurred and is continuing, the PropCo Guarantors shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the 2028 Debentures shall have been paid in full.

SECTION 3.04                                      Reinstatement. Each PropCo Guarantor hereby agrees that the PropCo Guarantee provided for in Section 3.01 of this Third Supplemental Indenture shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Company upon the bankruptcy or insolvency of the Company or the PropCo Guarantors.

SECTION 3.05                                      Release. The PropCo Guarantee shall automatically and unconditionally be released and discharged, and no further action by the PropCo Guarantors, the Company or the Trustee is required for the release of the PropCo Guarantee, upon exercise by the Company of its defeasance of the Notes under Section 403(a) or (b) the Base Indenture or if the Company’s obligations under this Indenture are discharged in accordance with Section 401 of the Base Indenture.

SECTION 3.06                                      PropCo Guarantees.  The 2028 Debentures and obligations of the Company under the Indenture and the 2028 Debentures shall at all times be subject to an unsecured guarantee of each of the PropCo Guarantors, subject to the proviso set forth in the definition of “Notes PropCo” and the terms of the Extended Term Loan PropCo Subordination Agreement and, if applicable, the Notes Propco Subordination Agreement.  The unsecured guarantee provided by Extended Term Loan PropCo to the 2028 Debentures shall be a second priority guarantee that shall be junior in contractual right of payment only to the guarantee provided by Extended Term Loan PropCo to the Extended Term Loans and senior in contractual right of payment to the guarantee provided by Extended Term Loan PropCo to the New Second Lien Notes (and any other Second Lien Obligations (as defined in the Junior Lien Intercreditor Agreement) and the New Third Lien Notes (and any other Third Lien Obligations (as defined in the Junior Lien Intercreditor Agreement).  Subject to the proviso set forth in the definition of “Notes PropCo”, the unsecured guarantee provided by Notes PropCo to the 2028 Debentures shall be pari passu with the third priority guarantee of the Extended Term Loans; provided, that, if there is a Call Right Cap Recovery, then solely after giving effect thereto, the 2028 Debentures will be guaranteed by a second priority guarantee that shall be junior in contractual right of payment to the guarantee provided by Notes PropCo to the Extended Term Loans and senior in contractual right of payment to the guarantee provided by Notes PropCo to the New Second Lien Notes (and any other Second Lien Obligations) and the New Third Lien Notes (and any other Third Lien Obligations), except that following the Discharge of the First Lien Obligations, the unsecured guarantee provided by Notes Propco to the 2028 Debentures shall have the priority as set forth in Section 2.1(a)(z)(i) of the Notes PropCo Subordination Agreement.  For the avoidance of doubt, nothing in this Section 3.06 shall in any way limit or remove any obligation to grant any Liens required pursuant to Section 1006 of the Indenture.

ARTICLE FOUR

SECTION 4.01                                      Definitions. Section 101 of the Indenture is hereby amended to add in the appropriate alphabetical order the following new definitions:

“ABL Credit Agreement” means that certain Revolving Credit Agreement, dated as of October 25, 2013, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, including on the date hereof, among Parent Guarantor and certain Company Parties, as co-borrowers, each of the guarantors party thereto, Deutsche Bank

AG New York Branch as administrative and collateral agent, and the lenders party thereto from time to time.

“Call Right Cap Recovery” has the meaning given thereto in the Junior Lien Intercreditor Agreement (as defined in the Third Supplemental Indenture to the Indenture, dated as of June 7, 2019, between the Company and the Trustee).

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, and license of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the date hereof, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the title 11 of the United States Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the title 11 of the United States Code; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; and (f) any “lender liability” or equitable subordination claims or defenses.

“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Company Party” means Neiman Marcus Group, Inc., a Delaware corporation (“NMG”), and each of its Subsidiaries that has executed and delivered, or in the future, executes and delivers, counterpart signature pages to the Transaction Support Agreement.

“Definitive Documents” means all of the definitive documents implementing the Recapitalization Transactions, including without limitation, (i) the material documents governing the New Second Lien Notes (including the indenture governing the New Second Lien Notes), (ii) the material documents governing the Third Lien Notes (including the indentures governing the Third Lien Notes), (iii) the material documents governing the MYT Holdco Series A Preferred Stock and the MYT Holdco Series B Preferred Stock (including the applicable Certificates of Designation and material organizational documents) and (iv) the Extended Term Loan Credit Agreement, and (v) all other material customary documents delivered in connection with transactions of this type (including, without limitation, any and all material documents necessary to implement the Recapitalization Transactions).

“Entity” means any person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Offer and Consent Solicitation” means the Exchange Offer and Consent Solicitation, commencing as of April 29, 2019 relating to the 8.000% Senior Cash Pay Notes due 2021 (the “Cash Pay Notes”) and the 8.750%/9.500% Senior PIK Toggle Notes due 2021 (together with the Cash Pay Notes, the “Notes”), issued by the Issuers.

“Exchange Offers” means the offers to exchange the Third Lien Notes for the Company’s Notes in connection with the Exchange Offer and Consent Solicitation.

“Extended Term Loans” means the “Extended Terms Loans” and the “Non-Participating Term Loan Exchange Indebtedness”, each as defined in and governed by the Extended Term Loan Credit Agreement (and any refinancing, extension, renewal, replacement, amendment, or modification thereof).

“Extended Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of October 25, 2013, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, including on the date hereof,  by and among the Issuers, Credit Suisse AG, as administrative agent and collateral agent (“Term Loan Agent”), and the Lenders party thereto.

“Extended Term Loan PropCo” means NMG Term Loan PropCo LLC, a Delaware limited liability company that is a Subsidiary of the Company formed solely to hold Real Property interests consisting of the Real Property assets set forth on (i) Exhibit B and (ii) Exhibit C solely to the extent any such Real Property assets are Non-Mortgageable Leases.

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator.

“Issuers” means collectively the Parent Guarantor, the Company, Mariposa Borrower, Inc., a Delaware corporation, and The NMG Subsidiary LLC, a Delaware limited liability company.

“MYT Holdco” means MYT Holding Co., a Delaware corporation, together with its successors.

“MYT Holdco Series A Preferred Stock” means the Cumulative Series A Preferred Stock of MYT Holdco under the certificate of designation governing the MYT Holdco Series A Preferred Stock.

“MYT Holdco Series B Preferred Stock” means the Cumulative Series B Preferred Stock of MYT Holdco under the certificate of designation governing the MYT Holdco Series B Preferred Stock.

“New Second Lien Notes” means $550 million of new second lien secured note due 2024.

“New Third Lien Notes” means collectively the newly issued 8.000% Third Lien Senior Secured Notes due 2024 (the “New 8.000% Third Lien Notes”) and the newly issued 8.750% Third Lien Senior Secured Notes due 2024 of the Issuers.

“Non-Mortgageable Leases” means all leasehold Real Property interests subject to provisions restricting the mortgaging, assignment or other creation of a security interest in or of any such lease, agreement or other instrument governing such leasehold interest or in respect of which a mortgage, assignment or creation of a security interest therein or thereof could reasonably be expected (as determined in good faith by a Responsible Officer of the Parent Guarantor and the Term Loan Agent) to be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation, revocation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such lease, agreement or other instrument governing such leasehold interest, provided that the Company shall provide written notice to the Trustee no later than two Business Days after any such determination by a Responsible Officer of the Parent Guarantor and the Term Loan Agent.  For the avoidance of doubt, if the Company or Parent Guarantor determines that any of the leasehold Real Property interests otherwise subject to the restrictions described above can be mortgaged in accordance with the lease or other contracts governing such properties (or obtains any requisite consent to such mortgage, it being understood that the Company and Parent Guarantor shall have no obligation to seek any such consent), then such leasehold shall no longer constitute a Non-Mortgageable Leases.

“Notes PropCo” means NMG Notes PropCo LLC, a Delaware limited liability company that is a Subsidiary of the Parent Guarantor formed solely to hold the Real Property interests consisting of Notes PropCo Assets to the extent any such Notes PropCo Assets are Non-Mortgageable Leases; provided, however, that in the event no Notes PropCo Assets are contributed to or held by Notes PropCo as of the post-closing deadline (subject to any applicable extensions) to put in place mortgages over (or so contribute) the Notes PropCo Assets set forth in the Extended Term Loan Credit Agreement, Notes PropCo shall be permitted to be liquidated or dissolved after the date hereof without the consent of the Noteholders or Trustee.

“Notes PropCo Assets” means owned properties and leases (whether operating leases, ground leases, or otherwise) set forth on Exhibit A.

“Notes PropCo Equity Interests” means the Equity Interests of Notes PropCo.

“Parent Entities” means any direct or indirect parent of the Company.

“PropCo Guarantors” means Extended Term Loan PropCo and Notes PropCo.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by Issuer or any Restricted Subsidiary, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recapitalization Transactions” means the consensual recapitalization of certain of the Company Parties’ outstanding indebtedness and equity interests consisting of the entry into the Extended Term Loan Credit Agreement, the consummation of the Exchange Offers, the issuance of the New Second Lien Notes and the Third Lien Notes and the issuance of the MYT Holdco Series A Preferred Stock and the MYT Holdco Series B Preferred Stock on terms and conditions consistent with the Transaction Support Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Similar Business” means any business engaged or proposed to be engaged in by the Company and its Restricted Subsidiaries on the Third Supplemental Effective Date and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries is engaged on the Third Supplemental Effective Date.

“Term Loan Agent” has the meaning given such term in the definition of Extended Term Loan Credit Agreement.

“Third Supplemental Effective Date” mean June 7, 2019.

“Transaction Support Agreement” means that certain transaction support agreement, dated as of March 25, 2019 by and among Neiman Marcus Group, Inc. and each of its Subsidiaries signed thereunder, the sponsors (as defined therein), certain lenders under the Extended Term Loan Credit Agreement signed thereunder and certain holders of the notes signed thereunder.

ARTICLE FIVE

MISCELLANEOUS

SECTION 5.01                                      Effect of this Third Supplemental Indenture. This Third Supplemental Indenture supplements the Original Indenture and shall be a part, and subject to all the terms, thereof. The Original Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.  All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law.

SECTION 5.02                                      Governing Law. This Third Supplemental Indenture will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof that would result in the application of law of another jurisdiction.

SECTION 5.03                                      Waiver of Jury Trial. THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 5.04                                      Severability. In case any provision in this Third Supplemental Indenture or the 2028 Debentures is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby to the extent permitted by applicable law.

SECTION 5.05                                      Successors. All agreements of the Company and the Guarantors in this Third Supplemental Indenture, the Indenture and the 2028 Debenture will bind their respective successors. All agreements of the Trustee in this Third Supplemental Indenture and the 2028 Debentures will bind its respective successors.

SECTION 5.06                                      Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Third Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Third Supplemental Indenture.

SECTION 5.07                                      The Trustee. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture; the recitals and statements herein are deemed to be those of the Company and not of the Trustee.

SECTION 5.08                                      Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together will represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) will be effective as delivery of a manually executed counterpart thereof.

SECTION 5.09                                      Effect of Headings. The section headings herein are for convenience only and will not affect the construction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

THE NEIMAN MARCUS GROUP LLC

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

NEIMAN MARCUS GROUP LTD LLC

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:	/s/ Haley A. Harris
Name:	Haley A. Harris
Title:	Trust Officer

[Signature Page to Third Supplemental Indenture (Senior Debentures)]

NMG TERM LOAN PROPCO LLC NMG NOTES PROPCO LLC

By:	/s/ Tracy M. Preston
Name:	Tracy M. Preston
Title:	Vice President and Secretary

[Signature Page to Third Supplemental Indenture (Senior Debentures)]

Annex 1

Exhibit A

Locations	Address	Owner or Lessee Entity	Nature of Property Interest
Tysons Galleria, VA	2255 International Drive, McLean, Virginia 22102	TNMG LLC (successor in interest to Nancy Holdings LLC)(1)	Owned
(Topanga Plaza) Canoga Park, CA	6550 Topanga Canyon Boulevard, Woodland Hills, California 91303	TNMG LLC	Leased (Ground Lease)
Walnut Creek, CA(2)	1275 Broadway Plaza, Walnut Creek, California 94596	TNMG LLC	Leased (Ground Lease)
Fort Lauderdale, FL	2442 East Sunrise Boulevard, Fort Lauderdale, Florida 33304	TNMG LLC	Leased (Ground Lease)
Troy, MI	2705 West Big Beaver Road, Troy, Michigan 48084	TNMG LLC	Leased (Ground Lease)
Charlotte, NC(3)	4400 Sharon Road, Charlotte, North Carolina 28211	TNMG LLC	Leased (Ground Lease)
Austin, TX(4)	3400 Palm Way, Austin, Texas 78758	TNMG LLC	Leased (Ground Lease)
Coral Gables, FL	390 San Lorenzo Avenue, Coral Gables, Florida 33146	TNMG LLC	Leased (Operating Lease)

(1)         To be merged with and into TNMG LLC with TNMG LLC surviving such merger substantially concurrently with the consummation of the Recapitalization Transactions on the date hereof.

(2)         Mortgageability permitted with prior notice to landlord.

(3)         Mortgageability subject to discussion with landlord given that no mortgage or financing document shall be in an amount exceeding the documented cost of the leasehold improvements made by tenant to the premises.

(4)         Mortgageability subject to discussion with landlord given that no mortgage or financing document shall be in an amount exceeding the documented cost of the leasehold improvements made by tenant to the premises.

Annex 2

Exhibit B

Locations	Address	Owner or Lessee Entity	Nature of Property Interest
Atlanta, GA	3393 Peachtree Road Northeast, Atlanta, Georgia 30326	TNMG LLC	Leased (Operating Lease)
St. Louis, MO	100 Plaza Frontenac Street, St. Louis, Missouri 63131	TNMG LLC	Leased (Operating Lease)
Northbrook, IL	5000 Northbrook Court, Northbrook, Illinois 60062	TNMG LLC	Leased (Operating Lease)
Las Vegas, NV	3200 Las Vegas Boulevard South, Las Vegas, Nevada 89109	NM Nevada Trust	Leased (Operating Lease)
San Diego, CA	7027 Friars Road, San Diego, CA 92108	TNMG LLC	Leased (Operating Lease)
Oakbrook, IL	6 Oakbrook Center, Oak Brook, Illinois 60523	TNMG LLC	Leased (Operating Lease)
Bergdorf Goodman Women’s (New York, NY)	754 Fifth Avenue, New York, New York 10019	TNMG LLC	Leased (Operating Lease)
Hudson Yards, NY	20 Hudson Yards, New York, New York 10001	TNMG LLC	Leased (Operating Lease)
East Coast DC (Pittston, PA)	450 Centerpoint Blvd., Pittston, Pennsylvania 18640	TNMG LLC	Leased (Operating Lease)

Annex 3

Exhibit C

Locations	Address	Owner or Lessee Entity	Nature of Property Interest
Existing Mortgaged Properties(5)
Beverly Hills, CA	9700 Wilshire Boulevard, Beverly Hills, California 90212	The Neiman Marcus Group LLC (“TNMG LLC”)	Owned and Leased
San Francisco, CA	150 Stockton Street, San Francisco, California 94108	TNMG LLC	Owned
Orlando, FL	4170 Conroy Road, Orlando, Florida 32839	TNMG LLC	Owned
Natick, MA	310 Speen Street, Natick, Massachusetts 01760	TNMG LLC	Owned
Dallas, TX (Downtown)	1609 Commerce Street, Dallas, Texas 75201 1618 Main Street, Dallas, Texas 75201	TNMG LLC	Owned
Plano, TX	2201 Dallas Parkway, Plano, Texas 75093	TNMG LLC	Owned
Irving, TX	5950 Colwell Blvd, Irving, Texas 75039 (mailing: 111 Customer Way, Irving, Texas 75039)	TNMG LLC	Owned
New Term Loan Priority Assets
San Antonio, TX	15900 La Cantera Parkway, Building 14, San Antonio, Texas 78256	TNMG LLC (successor in interest to Nancy Holdings LLC)(6)	Owned
Washington, D.C.	5300 Wisconsin Avenue Northwest, Washington D.C. 20015	TNMG LLC	Leased (Operating Lease)
Tampa, FL	2223 North West Shore Boulevard, Tampa, Florida 33607	TNMG LLC	Leased (Operating Lease)

(5)         Currently mortgaged to (i) Credit Suisse AG, Cayman Islands Branch, on behalf of the Lenders (as defined in the Existing Credit Agreement (as defined in the Extended Term Loan Credit Agreement)) and the Holders and (ii) Deutsche Bank AG New York Branch, on behalf of the Lenders (as defined in the (ABL Credit Agreement (as defined in the Existing Credit Agreement))

(6)         To be merged with and into TNMG LLC with TNMG LLC surviving such merger substantially concurrently with the consummation of the Recapitalization Transactions on the date hereof.

Locations	Address	Owner or Lessee Entity	Nature of Property Interest
Longview, TX	2301 Neiman Marcus Parkway, Longview Texas 75602	TNMG LLC (successor in interest to Nancy Holdings LLC)(7)	Owned
Dallas, TX (Downtown)

1622 Main Street Dallas, Texas 75201

1612 - 1616 Main Street, Dallas, Texas 75201

1607 Commerce Street, Dallas, Texas 75201

1603 - 1605 Commerce Street, Dallas, Texas 75201

1600 Commerce Street, Dallas, Texas 75201(8)

		TNMG LLC	Leased Ground Lease as to 1622 Main Street and 1600 Commerce Street Operating Lease as to: 1612-116 Main Street; 1603-1605 Commerce Street; and 1607 Commerce Street
Dallas, TX (NorthPark)(9)	400 NorthPark Center (a/k/a 8687 North Central Expressway), Dallas, Texas 75225	TNMG LLC	Leased (Operating Lease)
Houston, TX	2600 Post Oak Boulevard, Houston, Texas 77056	TNMG LLC	Leased (Ground Lease)
Bal Harbour, FL	9700 Collins Avenue, Bal Harbour, Florida 33154	TNMG LLC	Leased (Operating Lease)
Fashion Island, CA (Newport Beach)	601 Newport Center Drive, Newport Beach, California 92660	TNMG LLC	Leased (Ground Lease)
(Westchester) White Plains, NY	2 East Maple Avenue, White Plains, New York 10601	TNMG LLC	Leased (Operating Lease)
Chicago, IL(10)	737 North Michigan Avenue, Chicago, Illinois 60611	TNMG LLC	Leased (Operating Lease)

(7)         To be merged with and into TNMG LLC with TNMG LLC surviving such merger substantially concurrently with the consummation of the Recapitalization Transactions on the date hereof.

(8)         Mortgageability of 1600 Commerce Street premises subject to landlord consent.

(9)         Mortgageability subject to landlord consent.

(10)  Mortgageability subject to obtaining confirmation from the landlord that the “no lien” language only applies to liens on fee interest.

Locations	Address	Owner or Lessee Entity	Nature of Property Interest
Boston, MA	5 Copley Place, Boston, Massachusetts 02116	TNMG LLC	Leased (Operating Lease)
Palo Alto, CA	400 Stanford Shopping Center, Palo Alto, California 94304	TNMG LLC	Leased (Ground Lease)
Short Hills, NJ	1200 Morris Turnpike, Short Hills, New Jersey 07078	TNMG LLC	Leased (Ground Lease)
Denver, CO	3030 East First Avenue, Denver, Colorado 80206	TNMG LLC	Leased (Ground Lease)
Scottsdale, AZ	6900 East Camelback Road, Scottsdale, Arizona 85251	TNMG LLC	Leased (Operating Lease)
King of Prussia, PA	170 N. Gulph Road, King of Prussia, Pennsylvania 19406	TNMG LLC	Leased (Ground Lease)
Ala Moana, HI (Honolulu)	1450 Ala Moana Boulevard, Honolulu, Hawaii 96814	TNMG LLC	Leased (Ground Lease)
Palm Beach, FL(11)	151 Worth Avenue, Palm Beach, Florida 33480	TNMG LLC	Leased (Operating Lease)
Paramus, NJ	503 Garden State Plaza Boulevard, Paramus, New Jersey 07652	TNMG LLC	Leased (Ground Lease)
Boca Raton, FL(12)	5860 Glades Road, Boca Raton, Florida 33431	TNMG LLC	Leased (Operating Lease)
Bergdorf Goodman Men’s (New York, NY)(13)	745 Fifth Avenue, New York, New York 10151	TNMG LLC	Leased (Operating Lease)
Clearfork, TX (Fort Worth)(14)	5200 Monahans Avenue, Fort Worth, Texas 76107	TNMG LLC	Leased (Operating Lease)
Bellevue, WA	11111 Northeast 8th Street, Bellevue, Washington 98004	TNMG LLC	Leased (Operating Lease)
Roosevelt Field, NY (Garden City)	620 Old Country Road, Garden City, New York 11530	TNMG LLC	Leased (Ground Lease)

(11)  Mortgageability subject to discussion with landlord given that the principal sum must not exceed the cost of constructing tenant’s improvements.

(12)  Mortgageability subject to discussion with landlord given that no mortgage or financing documents shall be in an amount exceeding the documented cost of the leasehold improvements made by tenant to the premises.

(13)  Mortgageability subject to discussion with landlord given that the amount of indebtedness cannot exceed the lesser of $50MM or 10% of the aggregate net worth of the tenant and any guarantors of the lease.

(14)  Mortgageability permitted with prior notice to landlord.

Locations	Address	Owner or Lessee Entity	Nature of Property Interest
Pinnacle Park DC (Dallas, TX)(15)	4121 Pinnacle Point Drive, Dallas, Texas 75211	TNMG LLC	Leased (Operating Lease)

(15)  Mortgageability subject to landlord consent.